Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy Simpson Pam Kessler (805) 981-8655

LTC CLOSES PREVIOUSLY ANNOUNCED PORTFOLIO ACQUISITION

—Portfolio diversification via $142 million investment in 10 Senior Living Communities—

WESTLAKE VILLAGE, CALIFORNIA, August 20, 2015 — LTC Properties, Inc. (NYSE:LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced the completion and closing of the previously announced acquisition of a 10-property portfolio providing independent, assisted living and memory care services totaling 891 units on August 17, 2015. Nine of the properties are located in Wisconsin and one is located in Illinois. The aggregate purchase price paid at closing was $142.0 million funded by utilizing the Company’s revolving credit facility.

About LTC Properties

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties through triple-net lease transactions, mortgage loans and other investments.  For more information about LTC, visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

# # #